As filed with the Securities and Exchange Commission on July 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD ASSET MANAGEMENT INC.

(Exact name of Registrant as specified in its charter)

Ontario	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Brookfield Place

181 Bay Street, Suite 300

P.O. Box 762

Toronto, Ontario M5J 2T3

(416) 363-9491

(Address and telephone number of Registrant’s principal executive offices)

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, New York

10036-7703

Attention: Andrew J. Beck

(212) 880-6000

(Name, address and telephone number of agent for service)

Copies to:

Brookfield Asset Management Inc. Brookfield Place 181 Bay Street, Suite 330 Toronto, Ontario, Canada M5J 2T3 (416) 363-9491	Andrew J. Beck Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036-7703 (212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Class A Limited Voting Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Limited Voting Shares	600,000	US$33.09	US$19,854,000	US$2,275.27

(1)	Plus such additional Class A Limited Voting Shares as may be issued by reason of stock splits, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the average of the high and low prices of Brookfield Asset Management Inc. Class A Limited Voting Shares on the New York Stock Exchange on July 9, 2012.

Brookfield

600,000 Class A Limited Voting Shares Brookfield Asset Management Inc.

DIVIDEND REINVESTMENT PLAN

This prospectus covers 600,000 Class A Limited Voting Shares (the “Shares”) of Brookfield Asset Management Inc. (the “Company”) issuable under our dividend reinvestment plan (the “Plan”) which provides holders of the Shares with a simple and convenient method of investing cash distributions declared on the Shares. For a detailed description of the Shares, please see the section entitled “Description of the Class A Limited Voting Shares” contained in our registration statement on Form F-10, as filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2012, and which is incorporated by reference herein.

The Plan was initially adopted by our board of directors on August 6, 1997. On May 9, 2012, our board of directors approved the filing of this prospectus to, among other things, register Shares issuable pursuant to the Plan. Under the Plan, holders of the Shares resident in either Canada or the United States may opt to have any cash distributions declared on their Shares net of any applicable withholding taxes reinvested in newly issued Shares, without paying any brokerage commissions or service charges of any kind, except in connection with the sale of Shares held under the Plan. The price of the Shares to be issued under the Plan is calculated based on the volume-weighted average trading price (in U.S. dollars) at which our board lots of Shares have traded on the New York Stock Exchange (the “NYSE”) during the period of five trading days immediately preceding each dividend payment date (an “Investment Date”) on which at least one board lot of Shares has traded, as reported by the NYSE.

The Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “BAM.A”, on the NYSE under the symbol “BAM”, and on the NYSE Euronext under the symbol “BAMA”. On July 12, 2012, the closing price for the Shares on the TSX was C$33.87 and on the NYSE was US$33.25. We have applied to have the Shares covered by this prospectus listed on the NYSE.

The declaration and payment of dividends on the Shares is at the discretion of our board of directors. Dividends on the Shares are paid quarterly, normally at the end of February, May, August and November of each year. Our board of directors supports a stable and consistent dividend policy for the Shares and will consider increasing dividends from time to time at a rate based on a portion of the growth rate in cash flow from operations per Share. Special dividends may also be declared from time to time to implement corporate strategic initiatives.

We cannot estimate the issue price per Share, the anticipated proceeds from the issuance of Shares under the Plan or the number of Shares to be issued under the Plan, which will in each case depend upon the market price of the Shares at the time of issuance, the extent of shareholder participation in the Plan and other factors.

Investing in the Shares involves risks. See “Forward-Looking Information” on page  5 of this prospectus. See also “Risk Factors” on page 3 of this prospectus for a discussion of certain factors relevant to an investment in the Shares.

Our head and registered office is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3, and our telephone number is (416) 363-9491.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 13, 2012.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, before you decide to participate in the Plan and purchase Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of the Shares may fluctuate between the time you decide to purchase Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC relating to the Shares to be offered and sold pursuant to the Plan.

Before you invest, you should read both this prospectus and any additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” The information incorporated by reference in this prospectus is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “we,” “us” and “our” refer to, collectively, Brookfield Asset Management Inc., the subsidiaries of Brookfield Asset Management Inc. that, from time-to-time, hold our interests in the operating entities, and the operating entities that directly or indirectly hold our current operations and assets, including any assets held through joint ventures, partnerships and consortium arrangements.

In this prospectus, unless otherwise indicated, all references to “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. The reports and other information we file with or furnish to the SEC in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. The SEC maintains a website at www.sec.gov that contains reports and other information that we file or furnish electronically with the SEC. You can also find information about the Company on our website at www.brookfield.com. However, any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the Shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it as well as the documents incorporated by reference into this prospectus. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:

•	Our annual report on Form 40-F for the fiscal year ended December 31, 2010, which contains our audited financial statements as of and for the years ended December 31, 2010 and 2009.

•	Our annual report on Form 40-F for the fiscal year ended December 31, 2011, which contains our audited financial statements as of and for the years ended December 31, 2011 and 2010.

•	All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act since December 31, 2011.

•

The section entitled “Description of the Class A Limited Voting Shares” contained in our registration statement on Form F-10, as filed with the SEC on June 13, 2012, which provides a description of the Shares, and any amendment or report filed for the purpose of amending such description.

In addition, all other annual reports filed by us with the SEC on Form 40-F, and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We will deliver to each person eligible to participate in the Plan, including any beneficial owner, to whom this prospectus has been delivered, copies of the documents incorporated by reference in this prospectus, but not delivered with this prospectus, upon written or oral request, without charge. Requests should be directed to us at:

Brookfield Asset Management Inc.

Attn: Katherine Vyse, Senior Vice President, Investor Relations,

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario, Canada

M5J 2T3

Email: katherine.vyse@brookfield.com

Our Company is a “foreign private issuer” as defined in the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in the Shares by our officers and directors are exempt from Section 16 of the Exchange Act.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

We are a corporation formed by articles of amalgamation dated August 1, 1997 and organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) dated January 1, 2005. Some of the Company’s assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

•	effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or

•	realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

FORWARD-LOOKING INFORMATION

Certain statements contained and incorporated by reference in this prospectus constitute “forward-looking statements”. When used in this prospectus or the documents incorporated by reference herein, the words “may”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “product”, “forecast”, “outlook”, “potential”, “continue”, “should”, “likely”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect expectations, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks include, but are not limited to, our installed capacity, expected annual generation and estimated project costs of our hydroelectric and wind facilities, including new developments; opportunities to re-lease space for increased yields; the completion of our City Square office development and other commercial property development opportunities; future activities of our investment funds; our fund raising activities; the expansion of our Australian coal terminal and our rail expansion plans in Western Australia; the construction of our transmission project in Texas; the expansion of our UK port; the repositioning of our hotel and casino in Las Vegas; future determination of our legal proceedings with American International Group Inc.; our expectations regarding our business and financing strategies and our capabilities to execute on such strategies; our liquidity position and ability to manage our financial commitments and capitalize on opportunities to invest capital at attractive returns; our social and environmental policies; the results of a ratings downgrade; the declaration and payment of dividends; and other statements with respect to our beliefs, outlooks, plans, expectations, and intentions.

These factors and other risk factors, including those under “Risk Factors” above, represent risks our management believes are material. We do not undertake any obligation to update publicly or to revise any of the forward-looking statements contained or incorporated by reference in this Form F-3, whether as a result of new information, future events or otherwise, except as required by law, rule or regulation.

BROOKFIELD ASSET MANAGEMENT INC.

We were formed by articles of amalgamation dated August 1, 1997 and are organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) dated January 1, 2005. We are a global alternative asset manager with approximately US$150 billion in assets under management. We have over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. We have a range of public and private investment products and services, which leverage our expertise and experience and provide us with a competitive advantage in the markets where we operate. We are listed on the TSX, NYSE and NYSE Euronext under the symbol BAM.A, BAM and BAMA, respectively. For more information, please visit our web site at www.brookfield.com.

HISTORICAL TRADING INFORMATION FOR THE SHARES

The following sets out trading information for each of the periods set out below, based on information provided by the TSX and the NYSE.

Toronto Stock Exchange

	Price Per Share
Year Ended December 31,	High (C$)	Low (C$)
2011	33.95	25.91
2010	33.45	21.38
2009	25.95	14.48
2008	36.96	14.93
2007	72.18	31.50

	Price Per Share
Period	High (C$)	Low (C$)
April 1, 2012 – June 30, 2012	33.73	30.09
January 1, 2012 – March 31, 2012	32.21	27.92
October 1, 2011 – December 31, 2011	29.58	25.91
July 1, 2011 – September 30, 2011	32.49	26.37
April 1, 2011 – June 30, 2011	32.60	30.04
January 1, 2011 – March 31, 2011	33.95	29.65
October 1, 2010 – December 31, 2010	33.45	28.98
July 1, 2010 – September 30 2010	29.21	23.01
April 1, 2010 – June 30, 2010	27.00	23.80
January 1, 2010 – March 31, 2010	26.59	21.38

	Price Per Share
Period	High (C$)	Low (C$)
July 1, 2012 – July 12, 2012	35.00	33.43
June 1, 2012 – June 30, 2012	33.73	31.42
May 1, 2012 – May 31, 2012	33.18	30.62
April 1, 2012 – April 30, 2012	32.71	30.09
March 1, 2012 – March 30, 2012	32.21	30.53

New York Stock Exchange

	Price Per Share
Year Ended December 31,	High (US$)	Low (US$)
2011	34.23	24.42
2010	33.49	20.00
2009	24.34	11.21
2008	37.19	11.58
2007	65.73	29.30

	Price Per Share
Period	High (US$)	Low (US$)
April 1, 2012 – June 30, 2012	33.62	29.97
January 1, 2012 – March 31, 2012	33.50	27.34
October 1, 2011 – December 31, 2011	29.75	24.42
July 1, 2011 – September 30, 2011	33.70	25.64
April 1, 2011 – June 30, 2011	34.23	30.73
January 1, 2011 – March 31, 2011	33.40	30.00
October 1, 2010 – December 31, 2010	33.49	28.31
July 1, 2010 – September 30 2010	28.39	21.65
April 1, 2010 – June 30, 2010	26.39	22.06
January 1, 2010 – March 31, 2010	26.16	20.00

	Price Per Share
Period	High (US$)	Low (US$)
July 1, 2012 – July 12, 2012	34.29	32.65
June 1, 2012 – June 30, 2012	33.14	30.11
May 1, 2012 – May 31, 2012	33.62	29.98
April 1, 2012 – April 30, 2012	33.00	29.97
March 1, 2012 – March 30, 2012	32.50	30.50

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Shares that may be sold under the Plan or the prices at which such Shares may be sold. We intend to use the net proceeds from the sale of the Shares for general corporate purposes.

DIVIDEND REINVESTMENT PLAN

The Plan

The Plan provides a convenient means for eligible holders of Shares to purchase additional Shares by reinvesting their cash dividends.

Under the Plan, Shares will be acquired at 100% of their “Market Price” (as defined below). As these Shares will be treasury shares purchased directly from the Company, no brokerage commissions or service charges will be payable. All administrative costs of the Plan will be paid by the Company.

Through the reinvestment of cash dividends, the Company will acquire additional capital funds which will be used for its general corporate purposes.

Eligibility and Enrollment

Any registered holder of Shares who is a resident of either Canada or the United States is eligible to become a participant in the Plan (a “Participant”) at any time by completing a Participation Form and sending it to the Company’s transfer agent, CIBC Mellon Trust Company (the “Agent”). A Participant may elect to reinvest either 50% or 100% of the cash dividends paid on all Shares registered in his or her name net of any applicable withholding taxes.

A beneficial owner of Shares whose shares are registered in a nominee account must become a registered holder by having his or her Shares transferred into his or her name. However, a beneficial owner whose Shares are held in a specific segregated registered account, such as a numbered account with a bank or trust company, may direct that bank or trust company to enroll the account in the Plan with respect to all Shares held in the account.

The Plan is not available to shareholders who are not residents of either Canada or the United States. The Company reserves the right to terminate a Participant’s participation in the Plan if it is deemed advisable under applicable laws or regulations.

How the Plan Works

Depending upon the election of the Participant, either 50% or 100% of the cash dividends paid on all Shares registered in the name of a Participant net of any applicable withholding taxes will be applied automatically on each Investment Date to purchase additional Shares under the Plan. All dividends paid on Shares acquired under the Plan and held for the account of the Participant net of any applicable withholding taxes will be automatically reinvested in additional Shares on each subsequent Investment Date.

The price that will be paid for Shares under the Plan on any Investment Date (the “Market Price”) will be (a) for Participants resident in the United States, the volume-weighted average price (in U.S. dollars) at which board lots of Shares have traded on the NYSE based on the average closing price during each of the five trading days immediately preceding the relevant Investment Date on which at least one board lot of Shares has traded, as reported by the NYSE (the “NYSE VWAP”), and (b) for Participants resident in Canada, the NYSE VWAP multiplied by an exchange factor which is calculated as the average exchange rate as reported by the Bank of Canada during each of the five trading days immediately preceding the relevant Investment Date.

On each Investment Date, the Company will pay to the Agent the cash dividends otherwise payable to a Participant in respect of the Shares registered in the name of the Participant or held by the Agent for the account of the Participant, in each case net of any applicable withholding taxes. Cash dividends paid on the Shares registered in the name of the Participant net of any applicable withholding taxes will be used by the Agent to purchase Shares from the Company for the account of the Participant in accordance with the election of the Participant. All cash dividends paid on Shares held by the Agent for the account of the Participant net of any applicable withholding taxes will be used to purchase Shares from the Company for the account of the Participant.

Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participant, and the Participant’s account maintained by the Agent will be credited with the number of Shares, including fractions computed to three decimal places, equal to the cash dividends (or relevant percentage) paid on the Participant’s Shares net of any applicable withholding taxes divided by the relevant Market Price.

How to Enroll

Eligible shareholders may enroll in the Plan at any time by completing a Participation Form and sending it to the Agent. The Participation Form must be signed by all registered holders of Shares which are registered in more than one name. Copies of the Plan and Participation Forms can be obtained from the Agent at any time.

A completed Participation Form must be received by the Agent no later than five business days prior to the record date for any cash dividend (which will usually be the first day of the month in which the dividend is payable) in order for that dividend to be reinvested under the Plan. If the Participation Form is received less than five business days prior to the applicable record date, the shareholder would receive his or her dividend in cash and the first dividend invested under the Plan would be the next dividend payable.

Once a Participant has enrolled in the Plan, participation will continue until the Participant terminates his or her participation (as set forth below) or until the Plan is suspended or terminated.

Statements of Account

As soon as reasonably practicable after each Investment Date, a statement of account will be mailed to each Participant setting out the amount of the relevant cash dividend reinvested, the applicable Market Price, the number of Shares purchased under the Plan on the Investment Date, and the total number of Shares, computed to three decimal places, held for the account of the Participant under the Plan.

The statements are a continuing record of the cost of the Shares purchased under the Plan and should be retained for Canadian and U.S. income tax purposes. In addition, the Agent will annually provide each Participant with appropriate information for applicable tax reporting purposes.

Certificates for Shares

A Participant may at any time obtain share certificates for any number of whole Shares held for the Participant’s account under the Plan by writing to the Agent. Certificates for Shares acquired under the Plan will not be issued to Participants unless specifically requested.

If a request for a share certificate is received by the Agent less than five business days prior to a dividend record date, the requested action will not be taken until after the dividend payment date.

Shares held for the account of a Participant under the Plan may not be pledged, sold or transferred. Consequently, a Participant or nominee who wishes to effect a transaction of this type must request that certificates for his or her Shares be issued by the Agent.

Termination of Participation

A Participant may terminate his or her participation in the Plan at any time by giving written notice to the Agent. The notice of termination must be received no later than five business days prior to the record date for a cash dividend in order for the notice to be effective with respect to that dividend. If notice of termination is received less than five business days prior to a dividend record date, the cash dividends payable on the relevant Investment Date net of any applicable withholding taxes will be invested under the Plan and the termination will be effective only with respect to cash dividends subsequently declared. The notice of termination must be signed by all registered holders of Shares which are registered in more than one name.

Upon termination, the Participant will receive a share certificate for the number of whole Shares held for his or her account under the Plan and a cash payment for any fractional share. The cash payment for (a) U.S. Participants will be paid out in U.S. dollars and calculated on the basis of the closing price (in U.S. dollars) of the

Shares on the NYSE and (b) for Canadian Participants will be paid out in Canadian dollars and calculated on the basis of the closing price (in Canadian dollars) of the Shares on the TSX, in each case on the trading day immediately preceding the date of termination. All subsequent dividends will then be paid directly to the shareholder. Participation in the Plan may be renewed at any time by signing a new Participation Form and returning it to the Agent.

Voting of Shares Held Under the Plan

Whole Shares held for the account of a Participant under the Plan on any record date for a vote of shareholders (as with Shares not subject to the Plan) may be voted by the Participant, either in person or by proxy. Shares for which instructions are not received will not be voted. Fractional Shares may not be voted.

Stock Dividends and Stock Splits

Stock dividends declared on the Shares and any shares resulting from the subdivision of the Shares will be credited to the account of the Participant based on whole and fractional shares held for the account of the Participant under the Plan.

Rights Offering

If the Company makes available to holders of Shares of record any right to subscribe for additional Shares or other securities, rights certificates in respect of the number of whole Shares then held for the account of the Participant under the Plan will be forwarded to each Participant. Rights in respect of fractional shares held for the account of a Participant will be sold by the Agent for the Participant’s account and the net proceeds reinvested on the next Investment Date.

Death or Incompetence of a Participant

Participation in the Plan will not be affected by a Participant’s death or incompetence and participation will remain effective until it is terminated in accordance with the provisions of the Plan.

Amendment, Suspension or Termination of the Plan

The Company reserves the right to amend, suspend or terminate the Plan at any time, but this action cannot have a retroactive effect that would prejudice the interests of Participants. Participants will be sent a written notice of any amendment to or suspension or termination of the Plan, except in the case of an amendment deemed by the board of directors of the Company not to be material. Amendments to the Plan are subject to regulatory approval.

If the Plan is suspended or terminated by the Company, each Participant will receive a certificate for the number of whole Shares held for his or her account and a cash payment for any fractional shares.

If the Plan is suspended or terminated by the Company, no investment will be made under the Plan on any subsequent Investment Date. Dividends that are paid after the effective date of any suspension or termination of the Plan will be remitted by the Company or the Agent, as the case may be, directly to each Participant.

Notices

All notices required to be given to a Participant will be mailed to the Participant at his or her latest address shown on the records of the Agent. All notices to the Agent should be mailed to the address shown on the back of this brochure. All notices to the Company should be addressed to Brookfield Asset Management Inc., Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3.

Administration

The Agent will act as administrator of the Plan for the Company and will maintain an account for each Participant. The Agent will keep all records necessary for the administration of the Plan.

The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Neither the Company nor the Agent will be liable for any act or for any omission to act in connection with the operation of the Plan undertaken or omitted in good faith.

Participants should recognize that neither the Company nor the Agent can assure profit or protect against a loss on Shares acquired under the Plan.

Effective Date

The effective date of the Plan is August 11, 1997, as amended on July 13, 2012.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to Participants who, for purposes of the Income Tax Act (Canada) (the “ITA”) and any applicable tax treaty or convention, and at all relevant times, are not resident or deemed to be resident in Canada, do not use or hold and are not deemed to use or hold their Shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere (“Non-Resident Participants”). This summary is based on the current provisions of the ITA, the regulations thereunder, all specific proposals to amend the ITA or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the current published administrative practices of the Canada Revenue Agency. This summary does not take into account Canadian provincial or territorial income tax laws or those of any country other than Canada. This summary is of a general nature only and is not intended to be legal or tax advice to any particular Participant. Prospective Participants should consult their own tax advisors for advice with respect to the income tax consequences to them in their own particular circumstances.

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of the Shares, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the exchange rate as determined in accordance with the ITA.

Dividends

Dividends paid or credited to a Non-Resident Participant on the Shares, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where the Non-Resident Participant is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Participant is a United States resident entitled to benefits under the Canada-United States Income Tax Convention (1980) (the “Treaty”), dividends on the Shares of which the Non-Resident Participant is the beneficial owner will generally be subject to Canadian withholding tax at the rate of 15%. Under the Treaty, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, Canadian withholding tax will not be required to be withheld from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld. The amount of dividends to be reinvested in additional shares under the Plan will be reduced by the amount of Canadian withholding tax withheld.

Disposition of Common Shares

Capital gains realized on the disposition of Shares by a Non-Resident Participant are generally not subject to income tax under the ITA unless the Shares are or are deemed to be “taxable Canadian property” as defined in the ITA of the Non-Resident Participant and the Non-Resident Participant is not entitled to relief under an applicable tax treaty between Canada and the Non-Resident Participant’s country of residence. Provided that the Shares are listed on a “designated stock exchange” as defined in the ITA (which currently includes the TSX and the NYSE) at a particular time, the Shares will generally not constitute “taxable Canadian property” of a Non-Resident Participant at the particular time unless, at any time during the five-year period immediately preceding such time, (a) 25% or more of the issued shares of any class or series of a class of our capital stock was owned by or belonged to one or any combination of the Non-Resident Participant and persons with whom the Non-Resident Participant did not deal at arm’s length for purposes of the ITA and (b) more than 50% of the fair market value of the Shares was derived, directly or indirectly, from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” as defined in the ITA, (iii) “timber resource properties” as defined in the ITA and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) through (iii) above, whether or not the property exists. Shares can be deemed to be “taxable Canadian property” in certain circumstances set out in the ITA.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold Shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Participants in light of their particular circumstances. In addition, this summary does not address the U.S. federal income tax consequences to U.S. Participants subject to special provisions under the Code, including but not limited to: banks; insurance companies; dealers in securities; tax-exempt entities; retirement plans; regulated investment companies; real estate investment trusts; certain former citizens or residents of the United States; persons who hold Shares as part of a straddle, hedge, conversion transaction or other integrated investment; persons that have a “functional currency” other than the U.S. dollar; persons that beneficially own (or are deemed to own) 10% or more (by voting power or value) of our stock; persons that acquired the Shares in connection with the exercise of employee stock options or otherwise as compensation for services; or persons that generally mark their securities to market for U.S. federal income tax purposes. Furthermore, this summary does not address any U.S. state, local, or non-U.S. tax considerations, nor does it address any U.S. federal estate, gift, or alternative minimum tax considerations.

As used in this summary, the term “U.S. Participant” means a beneficial owner of Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a United States court can exercise primary jurisdiction over such trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its own tax adviser regarding the U.S. federal income tax considerations relating to participation in the Plan.

PROSPECTIVE PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

Tax Consequences of Dividend Reinvestment

Subject to the rules discussed below under “Passive Foreign Investment Company Considerations,” a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value on the applicable Investment Date of the Shares purchased with reinvested dividends plus the amount of any Canadian tax withheld therefrom. The fair market value of the Shares so acquired will be equal to the average of the high and low sale prices of the Shares on the Investment Date as reported on the principal securities exchange on which the Shares are traded, which amount may be higher or lower than the Market Price used to determine the number of Shares acquired under the Plan. The distribution will be includible in a U.S. Participant’s income as a taxable dividend to the extent of the Company’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes (which the Company does not calculate). Such dividends generally will not be eligible for the “dividends received deduction” ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations. To the extent the amount of such distribution exceeds the Company’s current and accumulated earnings and profits, such excess will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Shares and thereafter as gain from the sale or exchange of such Shares. Because the Company does not calculate earnings and profits for U.S. tax purposes, however, a U.S. Participant should expect not to be able to establish that any portion of the distribution would be treated as recovery of basis or capital gain. Instead, each U.S. Participant should assume that any distribution by the Company with respect to the Shares will constitute ordinary dividend income. A U.S. Participant’s tax basis per share for Shares purchased pursuant to the Plan will equal the fair market value per share on the Investment Date. A U.S. Participant’s holding period for such Shares will begin on the day following the Investment Date.

Under current law, distributions treated as dividends that are received by a non-corporate U.S. Participant (including an individual) before January 1, 2013 generally should qualify for the 15% preferential tax rate applicable to long-term capital gains, if certain holding period and other requirements are met and the Company is not treated as a passive foreign investment company for the taxable year in which the dividend is distributed or for the preceding taxable year. Each non-corporate U.S. Participant should consult its own tax adviser regarding the applicability of the preferential tax rate and the related restrictions and special rules.

Sale, Exchange or Other Disposition of Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Participant generally will recognize capital gain or loss for U.S. federal income tax purposes when it sells, exchanges, or otherwise disposes of Shares and when it receives cash payments for fractional shares credited to its account upon withdrawal from or termination of the Plan or otherwise. The amount of such gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Participant’s tax basis in such Shares or fraction thereof. Such capital gain or loss generally will be long-term capital gain or loss if, on the date of sale, exchange or other disposition, the Shares or fraction thereof were held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be treated as a “passive foreign investment company” (“PFIC”) for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (i) at least 75 percent of its gross income is “passive” income or (ii) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Based upon the composition of its income and its assets, the Company believes that is was not a PFIC in 2011, and it does not expect to become one in 2012. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors (some of which are beyond the Company’s control), including the value of the Company’s assets and the amount and type of the Company’s income, there can be no assurance that the Company will not be treated as a PFIC in any taxable year or that the IRS will agree with the Company’s conclusion regarding its PFIC status. If the Company is a PFIC in any taxable year, U.S. Participants could suffer adverse consequences under the PFIC rules, including the possible treatment of gain from the sale, exchange or other disposition of Shares as ordinary income and the imposition of an interest charge on a portion of the resulting tax liability.

Foreign Currency Gain

The U.S. dollar value of any distribution on Shares made in Canadian dollars generally will be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of actual or constructive receipt of such distribution by the U.S. Participant, regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, such U.S. Participant generally will not recognize foreign currency gain or loss on such conversion. If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes. The considerations set forth in this paragraph are not relevant to U.S. Participants that receive distributions on Shares made in U.S. dollars.

Foreign Tax Credits

To the extent distributions on Shares are treated as dividends, such dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Participants, as “general category income.” Any Canadian tax withheld with respect to distributions on Shares may, subject to certain Code and Treaty provisions, be claimed as a foreign tax credit against a U.S. Participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The rules relating to U.S. foreign tax credits are complex, and each U.S. Participant should consult its own tax adviser regarding the application of such rules.

Additional Tax on Passive Income

For taxable years beginning on or after January 1, 2013, U.S. Participants that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Shares, subject to certain limitations and exceptions. U.S. Participants are urged to consult their own tax advisers regarding the possible implications of the 3.8% Medicare contribution tax described herein.

Backup Withholding Tax and Information Reporting

Under certain circumstances, U.S. backup withholding tax and information reporting may apply to U.S. Participants with respect to distributions paid on Shares and proceeds from the sale, exchange or other disposition of Shares, unless an exemption applies. U.S. Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the IRS in a timely manner.

Return disclosure obligations (and related penalties for failure to disclose) are imposed on United States individuals that hold certain specified foreign financial assets in excess of $50,000. Specified foreign financial assets may include not only financial accounts maintained in foreign financial institutions, but also the Shares. U.S. Participants are urged to consult their own tax advisers regarding the possible implications of the return disclosure obligations described herein.

DESCRIPTION OF SHARES TO BE REGISTERED

The Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The Shares are currently listed on the TSX, the NYSE and the NYSE Euronext. Holders of the Shares will be entitled to receive notice of and to attend all shareholders’ meetings and for all purposes will be entitled to one vote for each Share held. Holders of the Shares will be entitled to receive any dividends declared thereon by our board of directors. For a detailed description of the Shares being registered, please see the section entitled “Description of the Class A Limited Voting Shares” contained in our registration statement on Form F-10, as filed with the SEC on June 13, 2012, and which is incorporated by reference herein.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute Shares purchased pursuant to the Plan as described in this prospectus. An affiliated broker of the Agent, a registered broker-dealer, may assist in the identification of shareholders, execute transactions in Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to the Shares sold under the Plan. You will pay no brokerage commissions or service charges of any kind on Shares purchased through the Plan with reinvested distributions, except in connection with the sale of Shares held under the Plan. The Shares are currently listed for trading on the TSX under the symbol “BAM.A”, on the NYSE under the symbol “BAM” and on the NYSE Euronext under the symbol “BAMA”.

Persons who acquire Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be “underwriters” within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the Shares so purchased.

Certain of our major shareholders, directors, officers or members of our management, supervisory or administration bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to Shares purchased pursuant to the reinvestment of distributions under the Plan. Those transactions may cause fluctuations in the trading price and volume of the Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be “underwriters” within the meaning of the Securities Act. We have no arrangements or understandings, formal or informal, with any person relating to the sale of the Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

EXPENSES

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the registration of the Shares being offered:

SEC registration fee	US$	2,275.27
Legal fees and expenses		60,000	(est)
Accounting fees and expenses		14,713	(est)
Stock exchange listing fees and expenses		1,140	(est)

Total	US$	78,128.27

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 136 of the Business Corporations Act (Ontario) (the “Act”) provides as follows:

Indemnification

136. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative Actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

Right to Indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfills the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to Court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company maintains directors’ and officers’ insurance with an annual policy limit of C$50,000,000 subject to a corporate deductible of C$500,000) per loss. Under this insurance coverage, the Company and certain of its associated companies, including certain U.S. subsidiaries (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently C$147,953).

LEGAL MATTERS

Certain legal matters have been passed upon for us by Torys LLP, New York, New York and Toronto, Ontario. As of the date of this prospectus, the partners and associates of Torys LLP owned beneficially, directly or indirectly, less than 1% of the outstanding securities of the Company.

EXPERTS

The financial statements as of December 31, 2011, December 31, 2010, December 31, 2009 and January 1, 2009, and for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, included in this prospectus, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 and December 31, 2010 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 9. Exhibits

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description
4.1	Dividend Reinvestment Plan Enrolment Participation Form of Brookfield Asset Management Inc.

4.2	Dividend Reinvestment Plan of Brookfield Asset Management Inc.

5.1	Opinion of Torys LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of Deloitte & Touche LLP, Toronto, Ontario, Canada

23.2	Consent of Torys LLP (contained in Exhibits 5.1, 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on this 13th day of July, 2012.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Brian D. Lawson
Name: Brian D. Lawson
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Bruce Flatt and Brian D. Lawson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on this 13th day of July, 2012:

SIGNATURE	TITLE

/s/ J. Bruce Flatt	Senior Managing Partner, Chief Executive Officer and Director (Principal Executive Officer)
J. Bruce Flatt

/s/ Brian D. Lawson	Senior Managing Partner and Chief Financial Officer (Principal Financial and Accounting Officer)
Brian D. Lawson

/s/ J. Trevor Eyton	Director
J. Trevor Eyton

/s/ Jack L. Cockwell	Director
Jack L. Cockwell

/s/ David W. Kerr	Director
David W. Kerr

/s/ Robert J. Harding	Director
Robert J. Harding

SIGNATURE	TITLE

/s/ Philip B. Lind	Director
Philip B. Lind

/s/ James K. Gray	Director
James K. Gray

/s/ Frank J. McKenna	Chairman of the Board of Directors
Frank J. McKenna

Director
George S. Taylor

/s/ James A. Pattison	Director
James A. Pattison

Director
Dr. Jack M. Mintz

/s/ Maureen Kempston Darkes	Director
Maureen Kempston Darkes

/s/ Lance Liebman	Director
Lance Liebman

/s/ Youssef Nasr	Director
Youssef Nasr

/s/ Marcel R. Coutu	Director
Marcel R. Coutu

/s/ Diana L. Taylor	Director
Diana L. Taylor

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) the Securities Act, the undersigned has signed this registration statement on Form F-3 solely in the capacity of the duly authorized representative or Brookfield Asset Management Inc. in the United States, on this 13th day of July, 2012.

By:	/s/ Andrew J. Beck
Name: Andrew J. Beck
Title: Partner

EXHIBIT INDEX

Exhibit Number	Description
4.1	Dividend Reinvestment Plan Enrolment Participation Form of Brookfield Asset Management Inc.

4.2	Dividend Reinvestment Plan of Brookfield Asset Management Inc.

5.1	Opinion of Torys LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of Deloitte & Touche LLP, Toronto, Canada

23.2	Consent of Torys LLP (contained in Exhibits 5.1, 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)